EXHIBIT 10.16

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 9, 2012 and effective upon the Agreement Date (specified on Schedule A hereto), between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and the person listed on Schedule A (“Executive”).

W I T N E S S E T H

WHEREAS, WellPoint has entered into an agreement and plan of merger with AMERIGROUP Corporation, a Delaware corporation, pursuant to that certain Agreement and Plan of Merger, dated as of July 9, 2012, by and among AMERIGROUP Corporation, WellPoint and WellPoint Merger Sub, Inc. (the “Merger Agreement”);

WHEREAS, the “Closing Date” shall have the meaning specified in the Merger Agreement; and

WHEREAS, the Company desires to retain the services of Executive following the Closing Date and to provide Executive an opportunity to receive certain retention payments and severance protection in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall serve in the position set forth on Schedule A, or in such other position of comparable duties, authorities and responsibilities commensurate with the skills and talents of Executive to which the Company may from time to time assign Executive. In this capacity, Executive shall have such duties, authorities and responsibilities as the Company shall designate that are commensurate with Executive’s position.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company he shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company; provided, that Executive may (within reasonable demands on his time) engage in community charitable and educational activities and may continue serving on any boards of directors on which he currently serves.

2. EMPLOYMENT PERIOD. The initial term of Executive’s employment under this Agreement shall commence on the Agreement Date and end on the anniversary date which is two (2) years after the Agreement Date (the “Initial Term”) unless terminated earlier by either party in accordance with the termination provisions hereinafter provided. After the Initial Term, Executive shall be offered participation in the WellPoint, Inc. Executive Agreement Plan, as amended from time to time (or any successor plan as in effect from time to time) at the level provided to similarly situated executives of the Company. For the avoidance of doubt, in the event that Executive declines participation in the WellPoint, Inc. Executive Agreement Plan, the employment relationship shall continue on an “at will” basis. The period beginning on the Agreement Date and ending on the expiration of the Initial Term, or earlier as provided in Section 8 of this Agreement, shall constitute the “Employment Period” for purposes of this Agreement.

3. BASE SALARY. During the Employment Period, the Company agrees to pay Executive a base salary at an annual rate set forth on Schedule A, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review for increase by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS. During the Employment Period, for each fiscal year, Executive shall be eligible to receive an annual bonus upon such terms as adopted from time to time by the Company, provided such terms are no less favorable to Executive as such terms apply to similarly situated executives of the Company; and provided, further, that Executive is not already participating in an AMERIGROUP annual bonus plan for such fiscal year. Subject to the immediately preceding proviso, the minimum target bonus for which Executive shall be eligible for each fiscal year during the Employment Period is specified in Schedule A to this Agreement.

5. SPECIAL RSU AWARD. On the first business day of the month concurrent with or following the Closing Date, WellPoint shall grant Executive a special restricted stock unit award (the “Special RSU Award”) under the WellPoint Incentive Compensation Plan, with a grant date fair market value equal to the Special Retention Bonus, as specified in Schedule A to this Agreement. The Special RSU Award will vest on the first anniversary of the Closing Date, unless sooner provided in the applicable award agreement, provided Executive remains in the continuous employ of the Company until such date. The terms and conditions of the restricted stock unit award (including the right to dividend equivalents) shall be in substantially the form of such award attached hereto as Exhibit A. Executive will also be entitled to participate in the Company’s cash and equity incentive compensation plans for senior management, as in effect from time to time, in accordance with the terms and conditions of the plans, and shall be treated no less favorably than other similarly situated Company executives.

6. BENEFITS. During the Employment Period, Executive, his spouse and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company (or, to the extent the Company determines otherwise, AMERIGROUP Corporation, until employees of AMERIGROUP Corporation generally are transferred to the Company’s plans) has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms. The Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred in connection with his duties hereunder in accordance with the Company’s expense reimbursement plans and policies applicable to similar situated executives of the Company. In addition, for causes of action which arose in whole or in part out of events that took place during the Employment Period, Executive shall be entitled to indemnification and coverage under a directors’ and officers’ liability insurance policy on terms and conditions no less favorable than those that apply to similarly situated executives of the Company.

7. ACCELERATION OF CERTAIN AMERIGROUP AWARDS. Immediately after the Effective Time, as such term is defined in the Merger Agreement, notwithstanding anything to the contrary in the Merger Agreement (including Section 1.11(e) of the Merger Agreement), WellPoint shall pay to Executive in exchange for any shares of Restricted Stock (as such term is defined in the AMERIGROUP Corporation 2009 Equity Incentive Plan, as amended and restated from time to time) that were awarded to Executive pursuant to a certain AMERIGROUP Corporation 2009 Equity Incentive Plan Restricted Stock Agreement, dated March 9, 2010, and that remain unvested as of the Effective Time (the “Unvested Shares”), a lump sum cash amount (free from vesting requirements, deferrals or restrictions) equal to the product of (i) the total number of such Unvested Shares as existed immediately prior to the Effective Time and the application of Section 1.11(e) of the Merger Agreement, multiplied by (ii) the Merger Consideration, as such term is defined in the Merger Agreement (the “RS Payment”). For the avoidance of doubt and notwithstanding anything to the contrary herein or in any other plan, policy or agreement (including the hereabove referenced restricted stock agreement), no portion of the RS Payment shall be subject to claw-back, set-off, offset, recoupment, or any similar concept.

8. TERMINATION. Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY. Subject to applicable law, upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined in the Company’s Long Term Disability Plan.

(b) DEATH. Automatically on the date of death of Executive.

(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean any act or failure to act on the part of Executive which constitutes: (i) fraud, embezzlement, theft or dishonesty against the Company; (ii) material violation of law in connection with or in the course of Executive’s duties or employment with the Company; (iii) commission of any felony or crime involving moral turpitude; (iv) any violation of Section 12 of this Agreement; (v) any other material breach of this Agreement; (vi) material breach of any written employment policy of the Company; (vii) conduct which tends to bring the Company into substantial public disgrace or disrepute; or (viii) a material violation of the Company’s Standards of Ethical Business Conduct; provided, that in the case of (v), (vi) and (viii), the Board gives Executive written notice of such breach or violation and thirty (30) days to cure the breach or violation (if the breach is reasonably capable of cure).

(d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(e) BY EXECUTIVE. Upon written notice by Executive to the Company with or without Good Reason, provided, however, that in the event of a termination without Good Reason, such written notice shall be given to the Company at least thirty (30) days in advance of the termination date (provided Executive may not give such notice prior to the five (5) month anniversary of the Agreement Date in the absence of unforeseen personal emergency circumstances). “Good Reason” shall mean: (1) a material reduction in Executive’s annual base salary, or in Executive’s annual total cash compensation (including annual base salary and target bonus), but excluding in either case any reduction applicable to management employees generally; (2) a material adverse change without Executive’s prior consent in Executive’s position, duties, or responsibilities as an executive of the Company as described in this Agreement or as otherwise provided following the Closing Date (for the avoidance of doubt, requiring Executive to perform duties and have responsibilities commensurate with Executive’s position listed on Schedule A shall not trigger this clause (2); nor shall organizational changes resulting from the integration, repositioning or realignment of duplicative AMERIGROUP business functions as a result of the transactions contemplated by the Merger Agreement trigger this clause (2)); (3) a material breach of this Agreement by the Company; (4) a change in Executive’s principal work location to a location more than fifty (50) miles from his prior work location; or (5) the failure of any successor to the Company by merger, consolidation, or acquisition of all or substantially all of the business of the Company to assume the Company’s obligations under this Agreement. Notwithstanding the foregoing provisions of this definition,

Good Reason shall not exist if Executive has in his sole discretion agreed in writing that such event shall not be Good Reason. A termination shall not be considered to be for Good Reason unless (A) within sixty (60) days of the occurrence of the events claimed to be Good Reason Executive notifies the Company in writing of the reasons why he believes that Good Reason exists, (B) the Company has failed to correct the circumstance that would otherwise be Good Reason within thirty (30) days of receipt of such notice, and (C) Executive terminates his employment within sixty (60) days of such thirty (30) day period.

9. CONSEQUENCES OF TERMINATION.

(a) In the event of termination of Executive’s employment during the Initial Term (x) by the Company for any reason other than death, Disability or Cause or (y) by Executive for Good Reason, Executive will be entitled to receive a lump sum amount (“Severance Pay”) specified in Schedule A to this Agreement within sixty (60) days following the date of termination.

(b) Reference is made to Section 5(d) (Section 280G) of the AMERIGROUP Corporation Amended and Restated Change in Control Benefit Policy and such Section 5(d) is incorporated by reference herein. The terms and conditions of such Section 5(d) shall apply to the extent that any portion of the Severance Pay (or any other “Payment” described under such Section 5(d)) would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended from time to time, (“Code”) as a result of a Change in Control of AMERIGROUP Corporation; provided, however, that the second sentence of Section 5(d)(i) shall apply only with respect to Payments that do not constitute deferred compensation under Code Section 409A after taking into account all exceptions applicable under the regulations and other guidance issued thereunder.

(c) Entitlement to the Severance Pay is subject to Executive’s compliance with Sections 12 and 13 of this Agreement and the other terms and conditions of this Agreement, and subject to the execution and delivery of a valid and unrevoked waiver and release agreement in favor of the Company as required by Section 11 and to the other conditions set forth below.

(d) For the avoidance of doubt, no Severance Pay shall be payable in respect of: (i) termination of Executive’s employment upon death or Disability, (ii) termination of Executive’s employment by the Company for Cause, or (iii) any voluntary resignation that does not constitute a termination of Executive’s employment for Good Reason. In cases of all terminations, he will be entitled to receive all accrued but unpaid base salary and vacation pay (to be paid within thirty (30) days of his termination date) and vested payments under any of the benefit plans and other policies or agreements of the Company (including death and disability benefits) or AMERIGROUP Corporation (other than severance plans maintained by either the Company or AMERIGROUP Corporation) to which Executive is entitled and any statutory payments or benefits to which Executive is entitled under any applicable law (all such amounts shall be paid or provided as provided in such plans, agreements, policies or legal requirements).

10. CHANGE IN CONTROL. Reference is made to Article 4 (Additional Change in Control Benefits) of the WellPoint, Inc. Executive Agreement Plan (as amended from time to time) (the “Plan”), and such Article 4 is incorporated herein by reference (for avoidance of doubt, its provisions will only apply after a “Change in Control”, as such term is defined in such plan, of WellPoint). In the event of a “Change in Control” of WellPoint during the term of Executive’s employment under this Agreement, Executive will be eligible for the benefits contemplated thereunder and on the same terms and conditions as if he were a “Participant” in such Plan, except that all of the restrictive covenants provided for in such Plan shall be replaced with the restrictive covenants contained herein.

11. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond accrued benefits (including but not limited to those provided under Sections 9 and Section 10 above) shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims (in substantially the form set forth on Schedule B to this Agreement) and such general release is valid, binding and in full force and effect by no later than sixty (60) days following the date of termination; provided, that the Company shall have delivered an execution version of such release to Executive within seven (7) business days following his date of termination.

12. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for himself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS. Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of the Company or his or her designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(1)	relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2)	result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(c) NON-COMPETITION. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and, except if Executive is terminated by the Company without Cause or Executive terminates for Good Reason, for the period of twelve (12) months after Executive’s termination of employment, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) “Competitive Position” means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) “Restricted Territory” means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the thirty-six (36) months prior to Executive’s termination of employment from the Company.

(iii) “Restricted Activity” means any activity for which Executive had responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) “Competitor” means any entity or person that provides, or is planning to provide, a Covered Product or Service in competition with a Covered Product or Service that an AMERIGROUP Company is actively developing, marketing, providing or selling; provided, that “AMERIGROUP Company” and “AMERIGROUP Companies” shall mean AMERIGROUP Corporation and its subsidiaries.

(v) A “Covered Product or Service” shall mean a managed health care product or service (A) offered or provided to any beneficiary of and/or participant in any Medicare, Medicare-related, Medicaid or Medicaid-related program, any government-funded children’s health insurance program or any federal and/or state sponsored health care program that is substantially similar to any of such programs, (B) offered or provided to any beneficiary of and/or participant in any government-funded, government sponsored or government subsidized health care program that directly competes or will directly compete with any managed health care product or service offered or being developed to be offered by any AMERIGROUP Company or (C) that directly competes or will directly compete with any commercial managed health care product or service offered or being developed to be offered by any AMERIGROUP Company.

(d) NON-SOLICITATION OF CUSTOMERS. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of twelve (12) months after Executive’s termination of employment, Executive will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 12(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, or (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of twelve (12) months after Executive’s termination of employment, Executive will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) NON-DISPARAGEMENT. Executive agrees that he will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. Further, Executive will not at any time make any negative verbal or written statement to any media outlet regarding the Company. The Company agrees that its directors and senior executive officers shall not make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming Executive.

(g) CESSATION AND RECOUPMENT OF SEVERANCE PAYMENTS AND OTHER BENEFITS. If at any time (prior to the six (6) year anniversary of Executive’s termination of employment date) Executive breaches any provision of this Section 12 or Section 13 below, then: (i) the Company shall cease to provide any further Severance Pay or other similar benefits receivable under this Agreement and Executive shall repay to the Company all Severance Pay and other similar benefits, (ii) all unexercised Company stock options under any Designated Plan (as defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) Executive shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) Executive shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the twenty-four (24) months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock that became vested under any Designated Plan within the twenty-four (24) months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 12(g) shall be held by Executive in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within ten (10) days of such notice, be paid by Executive to the Company with interest from the date such Common Share was acquired or the share of restricted stock became vested, as the case may be, to the date of payment, at 120% of the applicable federal rate, determined under Section 1274(d) of the Code. Any amount described in clauses (i), (ii) or (iii) that Executive forfeits as a result of a breach of the provisions of Sections 12 and 13 shall not reduce any money damages that would be payable to the Company as compensation for such breach. The amount to be repaid pursuant to this Section 12(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code). For purposes of this Section 12(g), a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan listed on Schedule A. The provisions of this Section 12(g) shall apply to awards described in clauses (i), (ii), (iii) and (iv) of this Section earned or made after the Agreement Date, and does not apply to awards earned or made on or prior to the Agreement Date.

(h) EQUITABLE RELIEF AND OTHER REMEDIES—CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 12 and 13 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 12(c)—(e) hereof Executive agrees that the period of violation shall be added to the period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent an Executive residing in California from engaging in post termination competition in California under Section 12(c) or 12(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 12(g) of this Section with respect to such Executives.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 12(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

(i) SURVIVAL OF PROVISIONS. The obligations contained in this Section 12 and Section 13 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter. For the avoidance of doubt, the immediately preceding sentence shall not be interpreted to provide that other provisions which by their terms survive the cessation of the Employment Period do not so survive.

13. COOPERATION. Executive agrees that while employed by the Company and for two (2) years after the termination of Executive’s employment for any reason, upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), Executive will reasonably respond and provide information with regard to matters in which Executive has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will reasonably assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of Executive’s employment, the Company shall reimburse Executive for any out-of-pocket expenses incurred in providing such assistance (including if necessary for reasonable attorney fees, provided the Company has reasonably approved the retention of such attorney for the relevant matter) and if Executive is required to provide more than twenty (20) hours of assistance per year after his termination of employment then the Company shall pay Executive a reasonable amount of money for his services at a rate reasonably agreed to between the Company and Executive; and provided further that after Executive’s termination of employment with the Company such assistance shall not unreasonably interfere with Executive’s business or personal obligations. Executive agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not so assist unless legally required.

14. NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 12 and 13 of this Agreement.

15. NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained during the period in which Executive’s post termination obligations set forth in Section 12(c)—(e) apply.

16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Randal L. Brown

Executive Vice President and Chief Human Resources Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

18. SUCCESSORS AND ASSIGNS—BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his rights or obligations under this Agreement (except for economic rights hereunder to his successors or beneficiaries, in case of his death).

19. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20. DISPUTE RESOLUTION.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if Executive initiates the claim, Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any.

(b) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Virginia Beach, Virginia. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Virginia Beach, Virginia.

(c) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of this Agreement or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by Executive shall be brought in a state or federal court located in Virginia Beach, Virginia. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; Executive’s state of residency; or any other forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(d) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

21. TAXES; SECTION 409A. All amounts payable hereunder are subject to applicable federal, state and local tax withholding. The intent of the Company is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 9 of this Agreement that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines, that any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Executive’s “separation from service” shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or upon Executive’s death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes to which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

23. ATTORNEYS’ FEES. If Executive commences a legal action to enforce any of the obligations of the Company under this Agreement, and it is ultimately determined that Executive is entitled to any payment or benefits under this Agreement, the Company shall pay Executive the amount necessary to reimburse him in full for all reasonable expenses (including reasonable attorney’s fees and legal expenses) incurred by Executive with respect to such action. In all other instances, the parties hereto shall be responsible for paying their own legal fees and expenses.

24. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits and schedules thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive, unless otherwise specifically provided herein. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

25. Absence of Presumption. No rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement (including all of the exhibits and schedules) or any amendments hereto.

26. OTHER EMPLOYMENT AND SEVERANCE ARRANGEMENTS; NO DUPLICATION OF BENEFITS. Any employment, severance or change in control plan or agreement or other similar agreements or arrangements entered into between Executive and AMERIGROUP Corporation and/or its affiliates or maintained for the benefit of Executive (including without limitation the AMERIGROUP Corporation Amended and Restated Change in Control Benefit Policy), shall, effective as of the Agreement Date, be superseded by this Agreement and shall therefore terminate and be null and void and of no force or effect, unless otherwise expressly provided herein. This Agreement and any other plans, policies and arrangements of the Company (or its affiliates) in which Executive participates from time to time shall be interpreted and operated in a manner that avoids duplication of benefits. For the avoidance of doubt (and notwithstanding the terms of any equity awards or other applicable Company documents, whether currently in effect or become effective later), unless and until Executive executes a new employment agreement with the Company, this Agreement shall contain the only restrictive covenants to which Executive shall be subject.

27. EFFECT OF MERGER AGREEMENT TERMINATION. This Agreement shall be null and void and of no force or effect if the Merger Agreement terminates for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:	/s/ Wayne S. DeVeydt
Name:	Wayne S. DeVeydt
Its:	Executive Vice President
Date:	7/9/12

EXECUTIVE

/s/ Richard C. Zoretic

Date:	7/9/12

SCHEDULE A

1. Name of Executive	Richard C. Zoretic

2. Position	COO AMERIGROUP Business

3. Agreement Date	The effective date of this Agreement shall be the Closing Date of the transactions contemplated by the Merger Agreement.

4. Base Salary	$575,000

5. Annual Bonus Target Opportunity	Executive’s target annual bonus shall be at least 100% of Executive’s Base Salary.

6. Special Retention Bonus	$2,500,000

7. Severance Pay shall equal	The greater of (x) two (2) times the sum of Base Salary and target annual cash bonus in the year of termination and (y) $2,300,000

8. Designated Plans

WellPoint Annual Incentive Plan or equivalent cash bonus plan of AMERIGROUP Corporation (to the extent continuing after the Closing Date)

WellPoint Incentive Compensation Plan or equivalent long term incentive plan of AMERIGROUP Corporation (to the extent continuing after the Closing Date)

SCHEDULE B

Form of General Release and Waiver

This is a Waiver and Release (this “Release”) between             (“Executive”) and WellPoint, Inc. (the “Company”). The Company and Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1. In consideration for the promises made herein by Executive, the Company agrees to pay to Executive severance or change of control payments in the amount set forth in Executive’s employment agreement dated July 9, 2012 (the “Employment Agreement”). The Company will also pay Executive accrued but unused vacation pay for all of his or her accrued but unused vacation days.

2. In consideration for and contingent upon Executive’s right to receive the severance pay described in the Employment Agreement and this Release, Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph 2(f) below, Executive and any person acting through or under Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b) Waiver Under Section 1542 of the California Civil Code. Executive, for Executive’s predecessors, successors and assigns, hereby waives all rights which Executive may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available under said Section 1542.

(c) Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. This covenant does not preclude Executive from seeking workers compensation, unemployment compensation, or benefit payments under the Company’s employee benefit plans that could be due him or her.

(d) Non-Competition, Non-Solicitation and Confidential Information and Inventions. Executive warrants that Executive has, and will continue to comply fully with Sections 12 and 13 of the Employment Agreement, if applicable.

(e) THE COMPANY AND EXECUTIVE AGREE THAT THE SEVERANCE PAY DESCRIBED IN THIS RELEASE ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED.

(f) The waiver contained in Section 2(a) and (b) above does not apply to any Claims with respect to:

(i) Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or other vested benefits and entitlements in accordance with the terms of the applicable employee benefit plan (including vested benefits and entitlements under the Employment Agreement),

(ii) Any Claim under or based on a breach of this Release or the Employment Agreement,

(iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release or that otherwise cannot be released by law, and

(iv) Any right to indemnification or directors and officers liability insurance coverage to which Executive is otherwise entitled in accordance with the Company’s articles or by-laws or other applicable agreements of the Company and any rights to contribution in case of joint and several liability between the Executive and the released parties hereunder.

EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST 30 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

(Executive)	DATE

WELLPOINT, INC.

By:	DATE

EXHIBIT A

[Form of Notice of RSU Grant and RSU Award Agreement]